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                                                                    Exhibit 99.1

                                                          Contact: James R. Rice
                                                                    508.984.6102

                SEACOAST FINANCIAL SERVICES CORPORATION COMPLETES
                     ACQUISITION OF HOME PORT BANCORP, INC.

New Bedford, MA - (BUSINESS WIRE) - January 2, 2001 - Seacoast Financial Services Corporation (Nasdaq: SCFS) today announced that it completed its acquisition of Home Port Bancorp, Inc. (Nasdaq: HPBC), Nantucket, MA, the holding company for Nantucket Bank effective December 31, 2000.

The transaction was announced on July 21, 2000 and Home Port shareholders voted to approve the agreement on October 20, 2000. Home Port shareholders will receive $37 in cash for each share of HPBC common stock, for a total value of approximately $68 million. Seacoast's Exchange Agent, Registrar & Transfer Company, is expected to mail instructions regarding the exchange of stock certificates today to Home Port registered shareholders.

"We are pleased to complete the acquisition of Home Port Bancorp on schedule," said Kevin G. Champagne, Seacoast's President and CEO. "We expect the transaction to be immediately accretive to both GAAP and cash earnings per share and we welcome Nantucket Bank as a new subsidiary of Seacoast Financial. Nantucket Bank has been a well-managed and profitable company with a unique market franchise and we look forward to the Bank's contributions to Seacoast's growth prospects. The present Board of Directors and management of Nantucket Bank will continue to oversee the operations of the Bank and the staff will remain in their current positions. It is expected that a member of the Nantucket Bank Board of Directors will join the Board of Directors of Seacoast Financial. The acquisition will not impact Nantucket Bank customers and the Bank's products and services will not change."

With the addition of Nantucket Bank, Seacoast Financial Services Corporation becomes a financial services company with more than $2.7 billion in assets operating two subsidiary banks. CompassBank is a Massachusetts chartered savings bank and serves Southeastern Massachusetts through a network of 38 full-service offices, 7 remote ATMs, a customer call center and on-line banking at www.compassbank.com. The Bank ranks as the second largest Massachusetts-based savings bank. Nantucket Bank is a Massachusetts chartered savings bank and serves Nantucket Island through 3 full-service offices and on-line banking at www.nantucketbank.com.

THE FOREGOING CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE NOT HISTORICAL FACTS AND INCLUDE EXPRESSIONS ABOUT MANAGEMENT'S CONFIDENCE AND STRATEGIES AND MANAGEMENT'S EXPECTATIONS ABOUT NEW AND EXISTING PROGRAMS AND PRODUCTS, RELATIONSHIPS, OPPORTUNITIES, TECHNOLOGY AND MARKET CONDITIONS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. THESE INCLUDE, BUT ARE NOT LIMITED TO, THE DIRECTION OF MOVEMENTS IN INTEREST RATES, THE POSSIBILITY OF DISRUPTION IN CREDIT MARKETS, THE EFFECTS OF ECONOMIC CONDITIONS AND THE IMPACT OF LEGAL AND REGULATORY BARRIERS AND STRUCTURES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. SEACOAST FINANCIAL ASSUMES NO OBLIGATION FOR UPDATING ANY SUCH FORWARD-LOOKING STATEMENTS AT ANY TIME.